UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 27, 2012

ASSOCIATED BANC-CORP

(Exact name of registrant as specified in its charter)

Wisconsin	001-31343	39-1098068
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1200 Hansen Road

Green Bay, Wisconsin 54304

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (920) 491-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the previously announced retirement of Joseph B. Selner, the former Chief Financial Officer of Associated Banc-Corp (the “Company”) and Associated Bank, National Association, which will be effective as of July 2, 2012, the Compensation Committee of the Company’s Board of Directors has approved the following actions:

•	The vesting of the 28,927 shares of restricted stock granted to Mr. Selner in January 2011 will be fully accelerated as of the date of his retirement;

•

The vesting of the option to purchase 20,356 shares of common stock granted to Mr. Selner in January 2012 will be fully accelerated as of the date of his retirement, and the exercise period with respect to such option will be extended to the full original ten-year term of such option; and

•

The exercise period with respect to Mr. Selner’s outstanding fully vested options to purchase, in aggregate, 225,500 shares of the Company’s common stock granted to him from 2003 through 2009 will be extended to the full original ten-year term of each option.

In addition to the foregoing, Mr. Selner will receive a cash bonus in the amount of $103,875 upon his retirement, representing the prorated share of his target bonus for 2012 through his retirement date. As previously announced, Mr. Selner has remained with the Company as an Executive Vice President to facilitate the management transition since the announcement of his retirement in March 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASSOCIATED BANC-CORP

Dated: June 29, 2012	By:	/s/ Randall J. Erickson
Randall J. Erickson
Executive Vice President, General Counsel and Corporate Secretary

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